UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2007

BODISEN BIOTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32616	98-0381367
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

North Part of Xinquia Road, Yang Ling Agricultural High-Tech
Industries Demonstration Zone, Yang Ling,
People's Republic of China 712100
(Address of Principal Executive Offices

86-29-87074957
(Registrant’s Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On January 5, 2007, Karen Qiong Wang announced that she would not stand for reelection to serve as Chairman of the Board and Chief Executive Officer of Bodisen Biotech, Inc. (the “Company”). Mrs. Wang advised the Company that this decision was based on personal and health considerations and not because of any disagreement with the Company’s operations, policies or practices. Mrs. Wang will continue to serve on the Company’s Board of Directors.

(c)
On January 5, 2007, the Board of Directors elected Bo Chen to serve as Chairman, Chief Executive Officer and President of the Company, effective immediately. Mr. Chen is an original founder and shareholder of the Company. From August 1997 to August 2001, Mr. Chen was Chief Operations Officer and Chief Technology Officer of Shaanxi Bodisen Chemical Co., Ltd. From July 1994 to December 1997, he was the Chief Executive Officer and President of Yang Ling Shikanglu Chemurgical Technology Development Co., Ltd. Mr. Chen received his Bachelor of Science degree from Shaanxi Normal College in July 1984.

Concurrent with the filing of this Form 8-K, the Company is distributing a press release announcing, among other things, Mrs. Wang’s decision and Mr. Chen’s election. The press release is attached to this report as Exhibit 99.4.

Item 8.01 Other Events

On January 5, 2007, the Company announced the results of its annual stockholder meeting held on December 27, 2006. At that meeting, the holders of the Company’s common stock elected the following persons to serve as members of the Board of Directors until its next annual meeting of stockholders: Karen Qiong Wang, Bo Chen, Patrick McManus, David Gatton and Linzhang Zhu. The Company’s stockholders also ratified the appointment of Kabani & Company as auditors of the Company for the 2006 fiscal year.

Concurrent with the filing of this Form 8-K, the Company is distributing a press release announcing, among other things, the results of the annual stockholder meeting. The press release is attached to this report as Exhibit 99.4.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.   Description

99.4    Press Release dated January 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BODISEN BIOTECH, INC.
(Registrant)

Date: January 5, 2007	By:	/s/ Bo Chen
Bo Chen
Chairman, Chief Executive Officer and President